Dennis G. Newkirk
                                                               (713) 423-3332


                                                                EXHIBIT  99.1






FOR IMMEDIATE RELEASE


                        NL REPORTS FIRST QUARTER EARNINGS


HOUSTON, TEXAS -- April 19, 1996 -- NL Industries, Inc. (NYSE:NL) announced net income for the first quarter of 1996 of $13.4 million, or $.26 per share, on sales of $240 million compared to net income in the first quarter of 1995 of $13.1 million, or $.26 per share, on sales of $251 million. Net income as compared to the year-earlier period reflects better results at Rheox, NL's specialty chemical operation, offset by lower operating income at Kronos due to lower TiO2 sales and production volumes.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the first quarter of 1996 was $29.5 million, $3.0 million less than the first quarter of 1995, on a 5% decrease in sales. Kronos' first quarter sales volumes declined 11% from the record sales volumes of the first quarter of 1995. Slow economic activity in markets in which Kronos sells TiO2 contributed to continued
soft demand for the first quarter of 1996.   While average TiO2 selling prices
for the first quarter of 1996 were 5% higher than the first quarter of 1995, average prices for the quarter were 3% lower than the fourth quarter of 1995.

Rheox's operating income rose $2.9 million from the year-earlier period to $12.4 million on higher sales volumes and selling prices and included a $2.7 million gain related to the reduction of certain U.S. employee pension benefits.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.


                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                                                     Quarters   ended
                                                                                          March 31,
                                                                                        1995         1996
NET SALES
  Kronos                                                                                 $217.4      $206.3
  Rheox                                                                                    33.5        34.1

                                                                                         $250.9      $240.4

Operating income
  Kronos                                                                                 $ 32.5      $ 29.5
  Rheox                                                                                     9.5        12.4

    OPERATING INCOME                                                                       42.0        41.9

General corporate income (expense):
  Securities earnings                                                                       2.5         1.3
  Expenses, net                                                                            (4.6)       (5.0)
  Interest expense                                                                        (20.7)      (19.1)

    Income before income taxes                                                             19.2        19.1

Income tax expense                                                                         (5.8)       (5.7)

Minority interest                                                                           (.3)         -

    NET INCOME                                                                           $ 13.1      $ 13.4

Per share of common stock                                                                $  .26      $  .26

Weighted average common shares outstanding                                                 51.2        51.5